NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A ordinary shares, and Units, each consisting of one Class A ordinary share and three-quarters of one Redeemable Warrant (the "Securities") of African Gold Acquisition Corporation (the "Company") from listing and registration on the Exchange on September 11, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined to delist the Company's Securities because the Company is delayed in filing with the Securities and Exchange Commission its quarterly reports on Form 10-Q for the periods ended June 30, 2022, September 30, 2022, March 31, 2023, and June 30, 2023, and annual report on Form 10-K for the fiscal year ended December 31, 2022 (collectively "Delayed Filings"). The Company was not able to complete the Delayed Filings by August 22, 2023, which is the maximum time allowed under Section 802.01E of the NYSE's Listed Company Manual. On August 23, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on August 23, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on August 23, 2023, and trading in the Securities was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On August 30, 2023, the Company announced that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.